Exhibit 5.1

January 16, 2024

Mullen Automotive Inc.

1405 Pioneer St

Brea, CA 92821

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Mullen Automotive Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of an aggregate of 37,575,505 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”), consisting of (a) an additional 26,575,505 shares of Common Stock issuable under the Mullen Automotive Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”), , (b) an additional 3,000,000 shares of Common Stock reserved for issuance under the Performance Stock Award Agreement dated May 5, 2022 between the Company and David Michery (the “2022 Award Agreement”), and (c) an additional 8,000,000 shares of Common Stock reserved for issuance under the Performance Stock Award Agreement dated June 8, 2023 between the Company and David Michery (the “2023 Award Agreement”, together with the 2022 Award Agreement, the “Award Agreements”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation. We have also assumed that the Shares will be issued and sold as described in the Registration Statement and the applicable provisions of the 2022 Plan or the Award Agreements, as applicable. We have also assumed that upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Second Amended and Restated Certificate of Incorporation, as amended.

2049 Century Park East, Suite 1700, Los Angeles, California 90067 Telephone: 310.312.4000 Fax: 310.312.4224

Albany | Boston | Chicago | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington D.C.

Mullen Automotive Inc.

January 16, 2024

Based upon and subject to the foregoing qualifications, assumptions and limitations, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in conformity with the terms of the 2022 Plan or the Award Agreements, assuming in each case that the individual issuance, grants or awards under the 2022 Plan or the Award Agreements, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised, if applicable, in accordance with the requirements of the law and the 2022 Plan or the Award Agreements, as applicable, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name therein under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

2049 Century Park East, Suite 1700, Los Angeles, California 90067 Telephone: 310.312.4000 Fax: 310.312.4224

Albany | Boston | Chicago | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington D.C.

Mullen Automotive Inc.

January 16, 2024

The opinions included herein are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

2049 Century Park East, Suite 1700, Los Angeles, California 90067 Telephone: 310.312.4000 Fax: 310.312.4224

Albany | Boston | Chicago | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington D.C.